EXHIBIT 16

LETTER ON CHANGE IN CERTIFYING ACCOUNTANT FROM LEIGH J. KREMER, CPA

December 18, 2017

Securities and Exchange Commission

Washington, D.C. 20549

Dear Sirs:

Integrated Ventures, Inc. (the “Company”) provided to us a copy of the Company’s response to Item 4.01 of Form 8-K, dated December 18, 2017. We have read the Company’s statements included under Item 4.01 of its Form 8-K and we agree with such statements in so far as they relate to our firm.

Sincerely,

By: /s/ Leigh J. Kremer, CPA